EXHIBIT 5.1

PILLSBURY WINTHROP LLP
11682 EL CAMINO REAL    SUITE 200    SAN DIEGO, CA 92130-2092    619.234.5000    F: 858.509.4010

August 28, 2003

IDEC Pharmaceuticals Corporation
3030 Callan Road
San Diego, CA 92121

Dear Ladies and Gentlemen:

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 333-107098) (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 192,759,213 shares (the "Shares") of Common Stock, par value $0.0005 per share (the "Common Stock"), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of June 20, 2003, by and among the Company, Bridges Merger Corporation, and Biogen, Inc. (the "Merger Agreement"), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement and the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  PILLSBURY WINTHROP LLP